SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 11, 1998



                          HOSPITALITY PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)



           Maryland
       (State or other              1-11527                  04-3262075
       jurisdiction of            (Commission              (IRS Employer
        incorporation)            File Number)          Identification No.)



          400 Centre Street, Newton, MA               02158
        (Address of principal executive offices)    (Zip Code)



        Registrant's telephone number, including area code: 617-964-8389

                            CERTAIN IMPORTANT FACTORS

         This Current Report contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Current Report and include statements regarding the intent, belief or expectations of Hospitality Properties Trust (the "Company"), its Trustees or its officers with respect to the declaration or payment of dividends, the consummation of additional acquisitions, policies and plans of the Company regarding investments, dispositions, financings, conflicts of interest or other matters, the Company's qualification and continued qualification as a real estate investment trust or trends affecting the Company's or any hotel's financial condition or results of operations. Readers are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contained in the forward looking statement as a result of various factors. Such factors include without limitation changes in financing terms, the Company's ability or inability to complete acquisitions and financing transactions, results of operations of the Company's hotels and general changes in economic conditions not presently contemplated. The accompanying information contained in this Form 8-K, including the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations", and in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, including under the captions "Item 5 Business and Properties" and in Exhibit 99 thereof, identifies other important factors that could cause such differences.


THE AMENDED AND RESTATED DECLARATION OF TRUST OF THE COMPANY, DATED AUGUST 21, 1995 A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

Item 5.  Other Events

A. The Company issued an aggregate of 12,000,000 common shares of beneficial interest in its previously announced and reported public offering. The shares were issued on December 12, 1997, and the gross proceeds were $397 million. The net proceeds were used to pay all outstanding borrowings under the Company's revolving line of credit which were at a floating rate, for hotel acquisitions and for general business purposes.

B. The Company entered into an Advisory Agreement (the "New Advisory Agreement") with REIT Management & Research, Inc., a Delaware corporation (the "New Advisor"). The New Advisory Agreement was effective as of January 1, 1998 and replaced the Advisory Agreement dated as of November 20, 1986, as amended (the "Old Advisory Agreement"), between the Company and HRPT Advisors, Inc., a Delaware corporation (the "Old Advisor"). The terms of the New Advisory Agreement are substantially the same as those of the Old Advisory Agreement. The persons who were officers and directors of the Old Advisor as of December 31, 1997 are the officers and directors of the New Advisor, each holding the same office or offices. They are David J. Hegarty, President and Secretary, John G. Murray, Executive Vice President, John A. Mannix, Vice President, Thomas M. O'Brien, Vice President, Ajay Saini, Vice President, David M. Lepore, Vice President and John Popeo, Treasurer, and Gerard M. Martin and Barry
       M. Portnoy, as Directors. Each of Messrs. Martin and Portnoy own 50% of the outstanding capital stock of both the Old Advisor and the New Advisor.

C. Management's Discussion and Analysis of Results of Operations and Financial Condition

The following information is provided in connection with the financial statements filed as Item 7 to this Current Report.

Overview

        The Company was organized on February 7, 1995 and commenced operations on March 24, 1995 with the acquisition of its first 21 hotels. The Company completed its initial public offering of shares and acquired an additional 16 hotels on August 22, 1995. Because the Company did not operate for the entire year 1995, the Company believes it is meaningful to an understanding of its operations to discuss the Company's 1995 pro forma results of operations as well as its historical results of operations.

       The following discussion should be read in conjunction with the financial statements and the notes thereto included elsewhere herein. Pro forma results and percentage relationships set forth in the financial highlights section and in such financial statements may not be indicative of the future operations of the Company.

Historical and Pro Forma Results of Operations

Year Ended December 31, 1997 versus Year Ended December 31, 1996
----------------------------------------------------------------

       The Company's assets increased to $1,313 million as of December 31, 1997 from $872 million as of December 31, 1996. The increase resulted primarily from hotel acquisitions completed in 1997.

       In January 1997 the Company purchased a full service hotel in Salt Lake City, Utah for $44.0 million. In March 1997 the Company agreed to acquire 10 Residence Inn by Marriott(R) hotels (1,276 suites) and four Courtyard by Marriott(R) hotels (543 rooms) for $149 million and acquired all these properties in 1997 after they opened. In September 1997 the Company agreed to acquire from Marriott six Courtyard by Marriott(R) hotels (829 rooms) and three Residence Inn by Marriott(R) hotels (507 suites) for $129 million. As of February 11, 1998, three of these hotels have been acquired; the remaining six are expected to be acquired periodically during the remainder of 1998. In November 1997 the Company acquired 14 Sumner Suites(R) hotels (1,641 suites) for $140 million. In November 1997 the Company agreed to acquire 15 Candlewood(R) hotels for $100 million. Five of these 15 Candlewood(R) hotels were acquired in 1997. An additional 5 properties were acquired in January 1998. The remaining hotels are expected to be acquired during 1998. These acquisitions were funded through the use of cash on hand, borrowings on the company's line of credit, and the net proceeds from the offering of 12,000,000 common shares of beneficial interest ("Shares") in December 1997.

       Total revenues in 1997 were $114.1 million versus 1996 revenues of $82.6 million. Total revenues were comprised principally of base and percentage rent of $98.6 million and FF&E reserve income of $14.6 million in 1997 versus $69.5 million and $12.2 million, respectively, in the 1996 period. The Company's results are reflective of the full year impact of 45 hotels acquired in 1996 and the impact of the 1997 completion of 37 of the 53 hotel acquisitions announced in 1997. During 1997 the Company earned percentage rent revenue of $2.5 million ($0.09/Share) versus $1.1 million ($0.05/Share) in 1996, as a result of increases in gross hotel revenues at the Company's hotels.

       Total expenses in 1997 were $55.0 million (including interest expense and depreciation and amortization of real estate assets of $15.5 and $31.9 million, respectively) versus 1996 expenses of $31.0 million (including interest expense and depreciation and amortization of $5.6 million and $20.4 million, respectively). A portion of the hotels purchased in 1997 were temporarily financed with proceeds from the Company's line of credit which was ultimately repaid with the proceeds of the Company's 12,000,000 Share offering in December 1997. These line of credit proceeds, plus the amounts outstanding on certain prepayable mortgage notes issued by a subsidiary of the Company, gave rise to interest expense of $15.5 million in 1997 versus $5.6 million in 1996 when amounts on the Company's line of credit were smaller, were outstanding for shorter periods and during which the Company's mortgage notes were not in place for the entire period. The substantial increase in the number of hotels owned by the Company has also proportionately increased the Company's general expense levels, including depreciation and general and administrative expenses. The Company incurred $713,000 of costs in 1997 in connection with a terminated acquisition attempt.

       Net income in 1997 was $59.2 million ($2.15/Share) and cash available for distribution ("CAD") was $79.3 million ($2.88/Share) versus $51.7 million ($2.23 per Share) and CAD of $60.8 million ($2.62/Share). Growth in net income and CAD is primarily related to the effects of acquisitions in 1996 and 1997.

       Cash flow provided by (used for) operating, investing and financing activities was $81.2 million, ($347.3 million) and $309.7 million, respectively, for the year ended December 31, 1997.

Year Ended December 31, 1996 versus Pro Forma Year Ended December 31, 1995
--------------------------------------------------------------------------

       The Company's assets increased to $871.6 million as of December 31, 1996 from $338.9 million at December 31, 1995. The increase primarily resulted from three hotel portfolio acquisitions completed during 1996. In March and April of 1996, the Company acquired 16 Courtyard by Marriott(R) hotels for $176.4 million and 18 Residence Inn(R) by Marriott hotels for $172.2 million. In May 1996, the Company acquired 11 Wyndham Garden(R) hotels for $135.3 million. These acquisitions were funded through the use of cash on hand, borrowings on the Company's line of credit, and the net proceeds from the offering of 14,250,000 Shares in April 1996.

       Total revenues in 1996 were $82.6 million versus pro forma 1995 revenue of $39.9 million. Total revenues were comprised principally of base and percentage rent of $69.5 million and FF&E reserve income of $12.2 million in 1996 versus $33.3 million and $6.4 million, respectively, in the pro forma period. The Company's results of operations in 1996 are reflective of the growth in the number of owned hotels to 82, from 37 at year end 1995. The leases for the Company's 82 hotels at December 31, 1996 call for base rent of $81.3 million annually, versus $32.9 million for the 37 hotels owned at December 31, 1995. During 1996, the Company earned revenue of approximately $1.1 million ($0.05/Share) in percentage rents from its portfolio of 53 Courtyard hotels, reflective of continued increases in Total Hotel Sales at these properties.

       Total expenses in 1996 were $31.0 million, including interest expense and depreciation and amortization of $5.6 million and $20.4 million, respectively, versus pro forma 1995 expenses of $11.8 million, including depreciation and amortization of $9.2 million. A portion of the hotels purchased in 1996 were financed with proceeds from the Company's line of credit which was ultimately repaid with prepayable floating rate mortgages. Such debt financing in 1996 gave rise to the $5.6 million of interest expense referred to above, versus zero for pro forma 1995, when the Company did not use third-party debt. The substantial increase in the number of hotels owned by the Company has also proportionately increased the Company's general expense levels, including depreciation and amortization and general and administrative expenses.

       Net income in 1996 was $51.7 million ($2.23 per Share) and CAD for the period was $60.8 million ($2.62 per Share), based in both cases on average outstanding Shares for the period of 23,170,000. This compares with pro forma 1995 net income of $28.0 million ($2.22 per Share) and CAD of $30.8 million ($2.45 per Share), based in both cases upon 12,600,900 outstanding Shares. This 7% growth in CAD is primarily related to the effects of the Company's 1996 hotel acquisitions and related financing activity as well as growth in percentage rent to $1.1 million in 1996 from $0.4 million in the 1995 pro forma period. During April 1996, the Company completed an offering of 14,250,000 Shares raising net proceeds of approximately $358 million to fund its acquisitions and more than doubling its equity capitalization and shares outstanding.

       Cash flow provided by (used for) operating, investing and financing activities was $61.7 million, ($448.7 million) and $422.9 million, respectively, for the year ended December 31, 1996.

February 7, 1995 (Inception) Through December 31, 1995
------------------------------------------------------

       Total revenues from Inception through December 31, 1995 were $23.6 million, which included base and percentage rent of $19.5 million and FF&E reserve income of $4.0 million. Total expenses for the period were $12.3 million, including interest expense and depreciation and amortization of $5.0 million and $5.8 million, respectively. Net income for the period was $11.3 million ($2.51 per Share) and CAD for the period was $13.2 million ($2.91 per Share), based in both cases on average outstanding Shares for the period of 4,515,000.

       From Inception until completion of its initial public offering on August 22, 1995, the Company was a 100% owned subsidiary of Health and Retirement Properties Trust ("HRP") and was initially capitalized with $1 million of equity and $163.3 million of debt. The debt was provided by HRP at rates which were lower than the market rates which the Company would have paid on a stand alone basis. Accordingly, the Company does not believe that its results of operations while it was a wholly owned subsidiary of HRP are comparable to subsequent periods.

       Cash flow provided by (used for) operating, investing and financing activities was $14.1 million, ($303.7 million) and $291.6 million, respectively, for the year ended December 31, 1996.

Pro Forma Year Ended December 31, 1995
--------------------------------------

       The pro forma results of operations assume that the Company's formation transactions, the initial public offering of Shares and the acquisition and leasing of the 37 hotels and related transactions all occurred on January 1, 1995. On this pro forma basis, total revenues would have been $39.9 million (principally base and percentage rents of $33.3 million and FF&E reserve income of $6.4 million). Total expenses would have been $11.8 million (including depreciation and amortization of $9.2 million and general and administrative expenses of $2.6 million). Net income would have been $28.0 million or $2.22 per Share, and CAD would have been $30.8 million or $2.45 per Share, based in both cases upon 12,600,900 Shares outstanding.

Liquidity and Capital Resources

       The Company's primary source of cash to fund its dividends, interest and day to day operations is the base and percentage rent it receives. Base rent is paid monthly in advance and percentage rent is paid either monthly or quarterly in arrears. This flow of funds from rent has historically been sufficient for the Company to pay dividends, interest and meet day to day operating expenses. The Company believes that its operating cash flow will be sufficient to meet its operating expenses, interest and dividend payments.

       In order to fund acquisitions and to accommodate occasional cash needs which may result from timing differences between the receipt of rents and the need to pay dividends or operating expenses, the Company has entered into a line of credit arrangement was with DLJ Mortgage Capital, Inc. ("DLJMC"). The line of credit (the "DLJMC Line of Credit") is for up to $200 million, all of which was available at December 31, 1997. During 1997 the Company expanded its credit facilities with DLJMC temporarily to provide up to $455 million. Drawings under the DLJMC Line of Credit are secured by first mortgage liens on certain of the Company's hotels. Funds may be drawn, repaid and redrawn until maturity, and no principal repayment is due until maturity. The DLJMC Line of Credit matures on December 31, 1998. Interest on borrowings under the DLJMC Line of Credit are payable until maturity at a spread above LIBOR; and interest during the extended term, if any, will be set at market rates at the time the loan is extended.

       During 1996, subsidiaries of the Company issued $125 million of mortgage notes (the "Notes") secured by such subsidiaries' assets, including 18 Residence Inn by Marriott(R) and 11 Wyndham Garden(R) hotels. The mortgage loan was financed by the issuance of $125 million commercial mortgage pass-through certificates through a trust created by another of the Company's subsidiaries. The certificates were sold in a Rule 144A private placement to institutional investors. The Notes carry interest that floats with one-month LIBOR plus a spread and are due December 1, 2001, but may be prepaid by the Company at any time without penalty. In connection with this issuance of the Notes, the Company entered into interest rate cap agreements for $125 million (notional amount) with a major financial institution which limit the Company's maximum interest rate exposure to 7.6925% on this debt.

       The Company expects to use existing cash balances, borrowings under the DLJMC Line of Credit or other lines of credit and/or net proceeds of offerings of equity or debt securities to fund future hotel acquisitions. To the extent the Company borrows on a line of credit, the Company will explore various alternatives in both the timing and method of repayment of such amounts. Such alternatives may include incurring long term debt. On January 15, 1997, the Company's shelf registration statement for up to $2 billion of securities, including debt securities, was declared effective by the Securities and Exchange Commission (the "SEC"). An effective shelf registration statement enables the Company to issue specific securities to the public on an expedited basis by filing a prospectus supplement with the SEC.

       The Company has recently held preliminary discussions with several banks concerning the possibility of replacing the DLJMC Line of Credit. The Company is also exploring the prepayment of the Notes with the proceeds of an issuance of unsecured term debt securities. No assurance can be made that a new credit facility will be available to the Company on acceptable terms or that a prepayment of the Notes will occur.

       Although there can be no assurance that the Company will consummate any debt or equity security offerings or other financings, the Company believes it will have access to various types of financing in the future, including debt or equity securities offerings, with which to finance future acquisitions.

Seasonality

       The Company's hotels have historically experienced seasonal differences typical of the hotel industry with higher revenues in the second and third quarters of calendar years compared with the first and fourth quarters. This seasonality is not expected to cause fluctuations in the Company's rental income because the Company believes that the revenues generated by its hotels will be sufficient for the lessees to pay rents on a regular basis notwithstanding seasonal fluctuations.

Inflation

       The Company believes that inflation should not have a material adverse effect on the Company. Although increases in the rate of inflation may tend to increase interest rates which the Company may be required to pay for borrowed funds, the Company has a policy of obtaining interest rate caps in appropriate circumstances to protect it from interest rate increases. In addition, the Company's leases provide for the payment of percentage rent to the Company based on increases in total sales, and such rent should increase with inflation.

Certain Considerations

       The discussion and analysis of the Company's financial condition and results of operations requires the Company to make certain estimates and assumptions and contains certain statements of the Company's beliefs, intent or expectation concerning projections, plans, future events and performance. The estimates, assumptions and statements, such as those relating to the Company's ability to expand its portfolio, performance of its assets, the ability to pay dividends, its tax status as a "real estate investment trust," the ability to appropriately balance the use of debt and equity and to access capital markets, depend upon various factors over which the Company and/or the Company's lessees have or may have limited or no control. Those factors include, without limitation, the status of the economy, capital markets (including prevailing interest rates), compliance with the changes to regulations within the hospitality industry, competition, changes to federal, state and local legislation and other factors. The Company cannot predict the impact of these factors, if any. However, these factors could cause the Company's actual results for subsequent periods to be different from those stated, estimated or assumed in this discussion and analysis of the Company's financial condition and results of operations. The Company believes that its estimates and assumptions are reasonable and prudent at this time.

Item 7. Financial Statements and Schedule and Exhibits

  (a) Index to Financial Statements and Financial Statement Schedule (see index on page F-1).

 (a)  List of exhibits.

  10 Advisory Agreement by and between REIT Management & Research, Inc. and Hospitality Properties Trust dated January 1, 1998.

  12  Ratio of Earnings to Fixed Charges.

  23  Consent of Arthur Andersen LLP.

  27  Financial data schedule.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


        Report of Independent Public Accountants......................................    F-2

        Consolidated Balance Sheet as of December 31, 1997 and 1996 ..................    F-3

        Consolidated Statement of Income for the years ended December 31, 1997
        and 1996 and the period February 7, 1995 (inception) to December 31, 1995.....    F-4

        Consolidated Statement of Shareholders' Equity for the years ended
        December 31, 1997 and 1996 and the period February 7, 1995 (inception)
        to December 31, 1995..........................................................    F-5

        Consolidated Statement of Cash Flows for the years ended December 31,
        1997 and 1996 and the period February 7, 1995 (inception) to December
        31, 1995......................................................................    F-6

        Notes to Consolidated Financial Statements....................................    F-7

        Report of Independent Public Accountants on Schedule III .....................    F-11

        Schedule III - Real Estate and Accumulated Depreciation ......................    F-12


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Trustees and Shareholders of
Hospitality Properties Trust:

     We have audited the accompanying consolidated balance sheet of Hospitality Properties Trust (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and the period from February 7, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Properties Trust as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996, and for the period from February 7, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                      ARTHUR ANDERSEN LLP
Washington, D.C.
January 16, 1998

                         HOSPITALITY PROPERTIES TRUST

                          CONSOLIDATED BALANCE SHEET



                                                               As of December 31,
                                                          ----------------------------
                                                               1997            1996
                                                          (in thousands, except Share
                                                                     data)
                           ASSETS
Real estate properties, at cost:
 Land .................................................     $  179,928      $ 143,462
 Buildings and improvements ...........................      1,086,107        699,225
                                                            ----------      ---------
                                                             1,266,035        842,687
 Less accumulated depreciation ........................        (58,167)       (26,218)
                                                            ----------      ---------
                                                             1,207,868        816,469
Cash and cash equivalents .............................         81,728         38,073
Rent receivable .......................................          1,623          1,671
Restricted cash (FF&E reserve) ........................         11,165          7,277
Other assets, net .....................................         10,872          8,113
                                                            ----------      ---------
                                                            $1,313,256      $ 871,603
                                                            ==========      =========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Security deposits .....................................     $  146,662      $  81,360
Debt ..................................................        125,000        125,000
Dividends payable .....................................         24,493         15,846
Due to affiliate ......................................          2,464          2,376
Accounts payable and other ............................          6,744          1,813
                                                            ----------      ---------
 Total liabilities ....................................        305,363        226,395
Shareholders' equity:
 Preferred shares of beneficial interest, no par value,
  100,000,000 shares authorized, none issued ..........             --             --
 Common shares of beneficial interest, $.01 par value,
  100,000,000 shares authorized, 38,878,295 and
  26,856,800 shares issued and outstanding ............            389            269
 Additional paid-in capital ...........................      1,033,073        656,253
 Cumulative net income ................................        122,166         63,013
 Dividends (paid or declared) .........................       (147,735)       (74,327)
                                                            ----------      ---------
 Total shareholders' equity ...........................      1,007,893        645,208
                                                            ----------      ---------
                                                            $1,313,256      $ 871,603
                                                            ==========      =========

                            See accompanying notes.

                          HOSPITALITY PROPERTIES TRUST

                       CONSOLIDATED STATEMENT OF INCOME



                                                                                                February 7, 1995
                                                                   Year Ended December 31,       (inception) to
                                                                 ---------------------------      December 31,
                                                                     1997           1996              1995
                                                                      (in thousands, except per Share data)
Revenues:
 Rental income ...............................................    $  98,561       $ 69,514         $ 19,531
 FF&E reserve income .........................................       14,643         12,169            4,037
 Interest income .............................................          928            946               74
                                                                  ---------       --------         --------
   Total revenues ............................................      114,132         82,629           23,642
                                                                  ---------       --------         --------
Expenses:
 Interest (including amortization of deferred finance costs
  of $1,340, $341 and $24, respectively)......................       15,534          5,646            5,063
 Depreciation and amortization of real estate assets .........       31,949         20,398            5,820
 Terminated acquisition costs ................................          713             --               --
 General and administrative ..................................        6,783          4,921            1,410
                                                                  ---------       --------         --------
   Total expenses ............................................       54,979         30,965           12,293
                                                                  ---------       --------         --------
Net income ...................................................    $  59,153       $ 51,664         $ 11,349
                                                                  =========       ========         ========
Weighted average Shares outstanding ..........................       27,530         23,170            4,515
Net income per Share .........................................    $    2.15       $   2.23         $   2.51
                                                                  =========       ========         ========

                            See accompanying notes.

                         HOSPITALITY PROPERTIES TRUST

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY



                                                        Additional   Cumulative
                                  Number Of    Common     Paid-In       Net
                                    Shares     Shares     Capital      Income     Dividends        Total
                                                     (in thousands, except Share data)
Initial capitalization as of
 February 7, 1995 (inception) .      40,000     $ --    $      960   $     --    $       --     $      960
Issuance of Common Shares of
 Beneficial Interest, net .....  12,560,000      126       296,980         --            --        297,106
Stock grants ..................         900       --            22         --            --             22
Net income ....................          --       --            --     11,349            --         11,349
Dividends (paid or declared) ..          --       --            --         --       (11,486)       (11,486)
                                 ----------     ----    ----------   --------    ----------     ----------
Balance at December 31, 1995 ..  12,600,900     $126    $  297,962   $ 11,349    $  (11,486)    $  297,951
                                 ==========     ====    ==========   ========    ==========     ==========
Issuance of Common Shares of
 Beneficial Interest, net .....  14,250,000     $143    $  358,136   $     --    $       --     $  358,279
Stock grants ..................       5,900       --           155         --            --            155
Net income ....................          --       --            --     51,664            --         51,664
Dividends (paid or declared) ..          --       --            --         --       (62,841)       (62,841)
                                 ----------     ----    ----------   --------    ----------     ----------
Balance at December 31, 1996 ..  26,856,800     $269    $  656,253   $ 63,013    $  (74,327)    $  645,208
                                 ==========     ====    ==========   ========    ==========     ==========
Issuance of Common Shares of
 Beneficial Interest, net .....  12,000,000     $120    $  376,146   $     --    $       --     $  376,266
Stock grants ..................      21,495       --           674         --            --            674
Net income ....................          --       --            --     59,153            --         59,153
Dividends (paid or declared) ..          --       --            --         --       (73,408)       (73,408)
                                 ----------     ----    ----------   --------    ----------     ----------
Balance at December 31, 1997 ..  38,878,295     $389    $1,033,073   $122,166    $ (147,735)    $1,007,893
                                 ==========     ====    ==========   ========    ==========     ==========

                            See accompanying notes.

                         HOSPITALITY PROPERTIES TRUST

                     CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                        For the Year Ended          February 7, 1995
                                                                           December 31,              (inception) to
                                                                  ------------------------------      December 31,
                                                                      1997             1996               1995
                                                                                  (in thousands)
Cash flows from operating activities:
 Net income ...................................................    $   59,153      $   51,664         $   11,349
 Adjustments to reconcile net income to cash provided by
  operating activities:
   Depreciation and amortization ..............................        31,949          20,398              5,820
   Amortization of deferred finance costs as interest .........         1,340             341                 24
   FF&E reserve income ........................................       (14,643)        (12,169)            (4,037)
   Changes in assets and liabilities:
     Increase in rent receivable and other assets .............          (469)         (1,566)              (182)
     Increase in accounts payable and other ...................         3,419           1,926                396
     Increase in due to affiliate .............................           476           1,149                770
                                                                   ----------      ----------         ----------
     Cash provided by operating activities ....................        81,225          61,743             14,140
                                                                   ----------      ----------         ----------
Cash flows from investing activities:
 Real estate acquisitions .....................................      (409,799)       (491,638)          (332,648)
 Increase in security deposits ................................        65,302          48,460             32,900
 Purchase of FF&E reserve .....................................        (2,794)         (5,500)            (3,904)
                                                                   ----------      ----------         ----------
     Cash used in investing activities ........................      (347,291)       (448,678)          (303,652)
                                                                   ----------      ----------         ----------
Cash flows from financing activities:
 Proceeds from issuance of Shares, net ........................       376,266         358,279            198,088
 Draws on credit facility and debt issuance ...................       261,000         240,650                 --
 Repayments of credit facility ................................      (261,000)       (115,650)                --
 Deferred finance costs incurred ..............................        (1,784)         (6,481)            (1,885)
 Borrowings and advances from HRP .............................            --              --            165,241
 Payments on borrowings and advances from HRP .................            --              --            (65,241)
 Dividends paid ...............................................       (64,761)        (53,925)            (4,556)
                                                                   ----------      ----------         ----------
     Cash provided by financing activities ....................       309,721         422,873            291,647
                                                                   ----------      ----------         ----------
Increase in cash and cash equivalents .........................    $   43,655      $   35,938         $    2,135
Cash and cash equivalents at beginning of period ..............        38,073           2,135                 --
                                                                   ----------      ----------         ----------
Cash and cash equivalents at end of period ....................    $   81,728      $   38,073         $    2,135
                                                                   ==========      ==========         ==========
Supplemental cash flow information:
 Cash paid for interest .......................................    $   14,086      $    4,652         $    5,039
Non-cash investing and financing activities:
 Property managers' deposits in FF&E reserve ..................        14,213          12,100              3,862
 Purchases of fixed assets with FF&E reserve ..................       (13,549)        (15,665)            (2,424)
 Issuance of Shares to HRP ....................................            --              --            100,000
 Cancellation of indebtedness to HRP ..........................            --              --           (100,000)

                            See accompanying notes.

                         HOSPITALITY PROPERTIES TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (in thousands, except per Share and percent data)

1. Organization and Commencement of Operations

     Hospitality Properties Trust (HPT) is a Maryland real estate investment trust organized on February 7, 1995. HPT, which invests in income producing hotel and lodging related real estate, was a 100% owned subsidiary of Health and Retirement Properties Trust (HRP) from its inception through August 22, 1995, when it completed its initial public offering of Shares (the IPO). HRP remains an affiliate of HPT, owning approximately 10.3% of HPT's issued and outstanding Shares as of December 31, 1997. HPT commenced operations on March 24, 1995. At December 31, 1997 HPT, directly and through subsidiaries, had purchased 119 properties and committed to purchase an additional 16 properties.


     The properties of HPT and its subsidiaries (the Company) are leased to and managed by subsidiaries (the Lessees and the Managers) of companies unaffiliated with HPT: Host Marriott Corporation; Marriott International, Inc. (Marriott); Patriot American Hospitality; Candlewood Hotel Company, Inc.; and ShoLodge, Inc.


2. Summary of Significant Accounting Policies

     Consolidation. These consolidated financial statements include the accounts of HPT and its subsidiaries. All intercompany transactions have been eliminated.

     Real estate properties. Real estate properties are recorded at cost. Depreciation is provided for on a straight-line basis over estimated useful lives of 7 to 40 years. The Company periodically evaluates the carrying value of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 (FAS 121), which it adopted on January 1, 1996. The adoption of FAS 121 had no effect on the Company's financial statements.

     Cash and cash equivalents. Highly liquid investments with maturities of three months or less at date of purchase are considered to be cash equivalents. The carrying amount of cash and cash equivalents is equal to its fair value.

     Deferred finance costs. Costs incurred to secure certain borrowings are capitalized and amortized over the terms of the related borrowing, and were $7,371, $5,352 and $1,861 at December 31, 1997, 1996 and 1995, respectively, net of accumulated amortization of $1,143, $313 and $24, respectively.

     Financial Instruments--interest rate cap agreements. Certain subsidiaries of HPT have entered interest rate protection agreements to limit the Company's exposure to risks of rising interest rates. The cost of the agreements is included in interest expense ratably over the life of the arrangement. Amounts receivable from the counterparties to the cap agreements are accrued as adjustments to interest expense. At December 31, 1997 and 1996, the net carrying value of such agreements was $1,988 and $2,498, respectively, and the fair value of such agreements was $802 and $2,756, respectively. Interest rates have not exceeded the cap amounts and no balances were receivable under the cap agreements at December 31, 1997 and 1996.

     Revenue recognition. Rental income from operating leases is recognized on a straight line basis over the life of the lease agreements. Additional rent and interest income is recognized as earned.

     Net income per share. Net income per share is computed using the weighted average number of shares outstanding during the period. The Company has no common share equivalents.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates.

     Income taxes. The Company is a real estate investment trust under the Internal Revenue Code of 1986. The Company is not subject to Federal income taxes on its net income provided it distributes its taxable income to shareholders and meets certain other requirements.

                         HOSPITALITY PROPERTIES TRUST
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (in thousands, except per Share and percent data)

     New Accounting Pronouncements. The Financial Accounting Standards Board has issued Financial Accounting Standards Board Statement No. 128 "Earnings Per Share" ("FAS 128"), Statement No. 129 "Disclosure of Information about Capital Structure" ("FAS 129"), Statement No. 130 "Reporting Comprehensive Income" ("FAS 130") and Statement No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"). FAS 128 and FAS 129 were adopted for the Company's 1997 financial statements. The adoption of each of these had no impact on the Company's financial statements. FAS 130 and FAS 131 must be adopted for the Company's 1998 financial statements. The Company anticipates that FAS 130 and FAS 131 will have no impact on the Company's financial statements.

3. Real Estate Properties

     The Company's hotel properties are leased pursuant to long term operating leases with initial terms expiring between 2008 and 2014. The leases provide for various renewal terms generally totaling 20-50 years unless the Lessee properly notifies the Company in accordance with the leases. Each lease is a triple net lease and generally requires the Lessee to pay: base rent, percentage rent of between 5% and 10% of increases in total hotel sales over a base year, 5% FF&E reserve escrows, and all operating costs associated with the leased property. Each Lessee has posted a security deposit equal to one year's base rent. Each of the Company's properties is part of a pool of properties leased to a single tenant. At December 31, 1997, the Company maintained seven pools of properties, ranging in number of properties from nine to 53. Each property within a pool is subject to certain lease provisions including all-or-none renewals, cross defaults and the ability to use FF&E reserves generated by all hotels within a pool for the maintenance and refurbishment of any hotel within such pool. The FF&E reserve may be used by the Manager and Lessee to maintain the properties in good working order and repair. If the FF&E reserve is not available to fund such expenditures, the Company may make such expenditures, in which case annual base rent will be increased by a minimum of 10% of the amount so funded.

     During 1995, the Company purchased and leased 37 hotels for a total purchase price of approximately $329,000. In 1996, the Company purchased and leased an additional 45 hotels for an aggregate purchase price of approximately $484,000. During 1997, the company agreed to purchase and lease up to an additional 53 hotels for an aggregate purchase price of approximately $562,000. As of December 31, 1997, the Company had completed the acquisition and leasing of 119 hotels properties and had outstanding commitments, subject to the satisfaction of certain conditions by the sellers of such properties, to purchase an additional 16 hotel properties for an aggregate purchase price of $155,158.

     Future minimum lease payments to be received by the Company during the remaining initial terms of its leases total $1,742,784 ($120,062 annually). As of December 31, 1997, the weighted average remaining initial term of the Company's leases was 14 years, and the weighted average remaining total term (including all renewal options) was 53.4 years.

4. Indebtedness

     As of December 31, 1997 and 1996, the Company had no borrowings outstanding under its $200,000 revolving acquisition credit facility ("Credit Facility") which provides for interest on borrowings at one-month LIBOR plus a premium. Borrowings, if any, may be repaid and reborrowed as necessary until December 31, 1998, at which time outstanding balances may, at the Company's option (subject to lender consent), be either repaid or converted into a 10-year loan. The Credit Facility is secured by certain assets of HPT and one of its subsidiaries. The weighted average interest rate on Credit Facility borrowings outstanding during 1997 and 1996 was 7.27% and 7.05%, respectively. There were no borrowings outstanding at any time under the Credit Facility during the 1995 period.

     During 1997, the Company temporarily expanded its credit facility with the same lender to provide up to an additional $255,000 (the "Expanded Facility") through December 31, 1997. No amounts were outstanding under the Expanded Facility as of December 31, 1997.

     During 1996, certain subsidiaries of the Company issued $125,000 of notes (Notes) which require payment of interest only through their maturity in December 2001, at which time the principal balance is due. The Notes are prepayable at any time without penalty. Interest on the Notes is equal to one month LIBOR plus a premium.

                         HOSPITALITY PROPERTIES TRUST
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (in thousands, except per Share and percent data)

The Notes are non-recourse to HPT and its subsidiaries and are secured by first mortgages on hotels owned by certain subsidiaries of the Company having a net carrying value of $319,538 at December 31, 1997. Approximately $30,820 of annual minimum lease payments are attributed to such hotels. Generally, among other restrictions, the terms of the Notes limit the ability of certain subsidiaries of the Company to incur significant secured or unsecured liabilities and restrict the use of proceeds from any sale or other disposition of the encumbered assets. The Notes carried a weighted average interest rate in 1997 of 6.44% and from their date of issuance to December 31, 1996 of 6.32%. At December 31, 1997 and 1996, the Notes carried an interest rate of 6.69% and 6.07%, respectively. The carrying amount of the Notes is equal to their fair value.

5. Transactions with Affiliates

     The Company has an agreement with HRPT Advisors, Inc. (the "Advisor") whereby the Advisor provides investment, management and administrative services to the Company. The Advisor is compensated at an annual rate equal to 0.7% of HPT's average real estate investments up to the first $250,000 of such investments and 0.5% thereafter plus an incentive fee based upon improvements in cash available for distribution per Share (as defined). Cash advisory fees earned for the years ended 1997, 1996 and for period from February 7, 1995 (inception) to December 31, 1995 were $5,299, $3,915 and $1,292 respectively. As of December 31, 1997 the Advisor owned 264,595 shares of HPT. Incentive advisory fees are paid to Advisors in restricted Common Shares based on a formula. The Company accrued $551 and $463 in incentive fees during 1997 and 1996 respectively. In February of 1997 the Company issued 14,595 restricted Common Shares to the Advisor satisfying the 1996 fee. The 1997 fee will be paid in restricted Common Shares in 1998.

     From time to time the Company may seek short term borrowings from the Advisor. During 1997, the Company made one such borrowing of $7,000 which was outstanding for 60 days. Interest paid to the Advisor totaled $62. The Advisor is under no obligation to make funds available to the Company.

     As of January 1, 1998, the functions of the Advisor were assumed by REIT Management & Research, Inc. ("RMR"), a newly formed affiliate of the Advisor under a new advisory agreement on substantially the same terms as the previous agreement. The Advisor and RMR are each owned by Gerard M. Martin and Barry M. Portnoy, who also serve as Managing Trustees of the Company.

6. Concentration

     The Company's assets are income producing lodging related real estate located throughout the United States. The Company's lessees are:



                                                                                    Annual
                                           Number of       Initial       % of      Minimum       % of
            Subsidiaries of               Properties     Investment     Total        Rent        Total
Host Marriott Corp. ..................         53       $  505,000        37%     $ 50,500         37%
Host Marriott Corp. ..................         18          172,000        13%       17,200         13%
Patriot American Hospitality .........         12          180,000        13%       18,000         13%
Marriott International, Inc. .........         14          149,000        11%       14,900         11%
Marriott International, Inc. .........          9          129,000         9%       12,900          9%
ShoLodge, Inc. .......................         14          140,000        10%       14,000         10%
Candlewood Hotel Company .............         15          100,000         7%       10,000          7%
                                               --       ----------        --      --------         --
                                              135       $1,375,000       100%     $137,500        100%

     At December 31, 1997 the Company was committed to purchase 16 of the properties shown in the table above with allocated initial investment and annual minimum rent of $155,158 and $15,516, respectively.

     At December 31, 1997 the Company's 119 hotels contain 16,527 rooms and are located in 30 states, with 5% to 11% of its hotels in each of Virginia, Pennsylvania, Massachusetts, Arizona, Georgia, Texas, and California. Including the commitments to purchase 16 properties, the Company's 135 hotels contain 18,497 rooms and are located in 35 states.

                         HOSPITALITY PROPERTIES TRUST
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
               (in thousands, except per Share and percent data)

7. Pro Forma Information (Unaudited)

     In December 1997 the Company agreed to acquire and net lease 53 hotels for a total of $562,000 (including 16 hotels which as of December 31, 1997 had not been acquired). In December 1997 the Company completed an offering of 12,000 Shares. Assuming the acquisition and leasing of these hotels and the completion of the December Shares offering had occurred on January 1, 1997, unaudited pro forma 1997 revenues, net income and earnings per share would have been $153,116, $83,715, and $2.17 respectively.

     In the opinion of management, all adjustments necessary to reflect the effects of the transactions discussed above have been reflected in the pro forma data. The unaudited pro forma data is not necessarily indicative of what the actual consolidated results of operations for the Company would have been for the years indicated, nor does it purport to represent the results of operations for the Company for future periods.

8. Selected Quarterly Financial Data (Unaudited)

     The following is a summary of the unaudited quarterly results of operations of the Company for 1997, 1996 and 1995.



                                                          1997
                                     ----------------------------------------------
                                       First       Second      Third       Fourth
                                      Quarter     Quarter     Quarter      Quarter
Revenues .........................    $25,477     $28,276     $29,017     $31,362
Net Income .......................     14,910      14,926      15,017      14,300
Net Income per Share .............        .56         .56         .56         .48
Dividends paid per Share (3) .....        .59         .61         .62         .63


                                                              1996
                                     -------------------------------------------------------
                                          First           Second        Third       Fourth
                                         Quarter          Quarter      Quarter      Quarter
Revenues .........................     $   10,334        $ 23,011      $24,878     $24,406
Net Income .......................          6,622          14,623       15,446      14,973
Net Income per Share .............            .53             .56          .58         .56
Dividends paid per Share (3)......            .58             .58          .59         .59
                                                  1995
                                     ------------
                                         Third            Fourth
                                      Quarter(1)         Quarter
Revenues .........................     $    7,853        $  9,998
Net income .......................          3,623           6,989
Net income per Share .............            .24(2)          .55
Dividends paid per Share (3)......            .24             .55

------------
(1) HPT's IPO occurred August 22, 1995 and accordingly the third quarter 1995 figures for revenues and net income partially relate to periods prior to the IPO.

(2) Represents the per Share amount of net income from the IPO date to September 30, 1995.

(3) Amounts represent dividends declared with respect to the periods shown.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees and Shareholders of
Hospitality Properties Trust:

     We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Hospitality Properties Trust and have issued our report thereon dated January 16, 1998. Our audit was made for the purpose of forming an opinion on those statements taken as a whole. The schedule on pages F-12 and F-13 is the responsibility of Hospitality Properties Trust's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                           ARTHUR ANDERSEN LLP

Washington, D.C.
January 16, 1998

                          HOSPITALITY PROPERTIES TRUST
             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1997
                              (Dollars in millions)



                                                                           Gross Amount at
                                  Initial Costs                           December 31, 1997
                              ----------------------               ---------------------------------
                                                      Subsequent
                                       Buildings &      Costs                Buildings &             Accumulated      Date of
 Description    Encumbrances   Land    Improvements  Capitalized     Land    Improvements   Total    Depreciation   Acquisition
 59 Courtyard
 by Marriott(R)
    hotels           $ --      $ 98        $443           $4         $98         $447        $545       $(24)     1995/1996/1997

 29 Residence
    Inn by
  Marriott(R)
    hotels             70        49         221            1          49          222         271         (6)       1996/1997

  14 Sumner
   Suites(R)
    hotels             --        13         114           --          13          114         127          --         1997


  12 Wyndham
Garden(R) hotels       55        16         153           --          16          153         169         (6)       1996/1997


5 Candlewood(R)
    hotels             --         3          30           --           3           30          33          --         1997
                -------------------------------------------------------------------------------------------------

    Total           $ 125      $179        $961           $5        $179         $966      $1,145       $(36)
                =================================================================================================




                     Date
                      Of            Depreciation
 Description     Construction           Life
 59 Courtyard        1987
 by Marriott(R)      through
    hotels           1997           15-40 years

 29 Residence
    Inn by           1989
  Marriott(R)        through
    hotels           1997           15-40 years

  14 Sumner
   Suites(R)      1992/1993
    hotels        1996/1997         15-40 years

                     1987
  12 Wyndham       through
Garden(R) hotels      1990          15-40 years


5 Candlewood(R)
    hotels        1996/1997         15-40 years







          The accompanying notes are an integral part of this schedule.

                          HOSPITALITY PROPERTIES TRUST
                              NOTES TO SCHEDULE III
                                DECEMBER 31, 1997
                                 (In thousands)


     (A) The change in accumulated depreciation for the period from February 7, 1995 (inception) to December 31, 1997 is as follows:


                                                              1997                          1996             1995
                                                              ----                          ----             ----
     Balance at beginning of period..................        $  16,701                  $   3,679          $      --

     Additions:  Depreciation expense................           19,241                     13,022              3,679
                                                       ------------------------    -------------------    ----------------

     Balance at close of period......................        $  35,942                  $  16,701          $   3,679
                                                       ========================    ===================    ================




     (B) The change in total cost of properties for the period from January 1, 1996 to December 31, 1997 is as follows:


                                                                                 1997                        1996
                                                                                 ----                        ----
     Balance at beginning of period...........................               $      773,497               $      305,447

     Additions:  Hotel acquisitions and capital expenditures..                      371,476                      468,050
                                                                       -------------------------    ------------------------

     Balance at close of period...............................               $    1,144,973               $      773,497
                                                                       =========================    ========================



     (C) The net tax basis of the Company's real estate properties was $1,108,000 million as of December 31, 1997.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         HOSPITALITY PROPERTIES TRUST


                                         By:  /s/ Thomas M. O'Brien
                                              ----------------------------------
                                              Thomas M. O'Brien, Treasurer
                                              and Chief Financial Officer




Date:  February 11, 1998